EXHIBIT 99.1
GeneLink Receives Financing
Raises over $2.4M
New Products and Programs Launch in Q1 2009
Orlando, Florida – March 4, 2009 – GeneLink, Inc. (OTCBB: GNLK.OB), (“the Company,” or “GeneLink”), a leading consumer genomics biotech company, today reported that it has closed two separate private placements for gross proceeds of $2,418,500. The first private placement closed in January 2009 and the Company received initial funding on the second private placement on February 27, 2009.
Monte Taylor, GeneLink’s CEO, stated, “In view of difficult conditions in the financial markets, we are extremely pleased with the financial recognition GeneLink has received. The fact that the funding raised in our two private placements came from shareholders of GeneLink and marketing Affiliates of GeneWize Life Sciences, Inc. (“GeneWize”), as well as from arms-length financial investors reflects the broad-based excitement and enthusiasm we are experiencing. Among other uses, these funds have been and will continue to be used to upgrade the infrastructure of GeneWize to enable us to support the anticipated demand for our products and services.”
Through GeneWize, its wholly owned subsidiary, GeneLink launched the first direct selling industry company to focus exclusively on marketing nutritional supplements and skin care products specifically tailored to an individual’s personal genetic makeup. GeneWize markets and distributes its proprietary LifeMap Nutrition™ and LifeMap Skin Care™ customized products to consumers in North America through a network of Independent Marketing Affiliates.
Mr. Taylor added, “This financial support confirms the continued interest in our proprietary and scientific ability to customize nutrition. GeneWize, the marketing and distribution subsidiary of GeneLink, has completed research and development of several new product and program enhancements that will begin shipping this month”:
Introduction of LifeMap Essentials
LifeMap Essentials™, a new “foundational” nutrition product derived from the Company’s proprietary LifeMap Nutrition System Custom product line, will now ship immediately to each new GeneWize Affiliate or customer that orders a genetically-guided custom nutrition formulation.  This product allows all customers and new Affiliates to begin their foundational nutritional supplement program immediately while their DNA assessments are being processed by the lab and their Custom LifeMap formulations are being manufactured. The Company believes that this methodology will enhance the ability of the sales channel to promote the LifeMap Nutritional System products and will compress the sales cycle time by as much as 4-6 weeks.
Launch of GeneWize Academy
GeneWize Academy, a sophisticated video/audio/interactive on-line educational resource has also been developed and will be online in March 2009.  The initial electronic classroom series is a comprehensive course available to all new and existing GeneWize Affiliates and provides successful graduates a “GeneWize Certified Affiliate” classification.  The Company believes that GeneWize Academy will assure a high level of education and consistency across its sales channel, and will result in the best service and quality to its Customers as the Company grows.  Mr. Taylor states: “We are excited to open the doors to GeneWize Academy — it has been a considerable project and a necessary investment in our future growth.  GeneWize Academy gives us a standardized, flexible knowledge platform that can deliver training to our Affiliates on our mission, our culture, our products and our opportunity — all in real-time in their homes or offices around the globe. We have now put in place a corporate growth tool that assures that each of our valued Affiliates can have the best, latest and highest quality information and training and can represent GeneWize successfully.”
Expansion and Development
GeneWize also completed upgrades to its infrastructure, Customer Service Team and technology, and Marketing and Sales Team capacity during Q4 2008 and Q1 2009.  “We were happily surprised but under-prepared for the number of Affiliates that joined us in Q3 and Q4 of 2008, and it took some time to build to the growth.  We have increased our capacity in manufacturing and our DNA testing labs as well as our Customer Service Teams. We are now able to respond quickly and we are poised for the growth our new product offerings will bring” says John Souza, GeneLink Director and GeneWize COO.
GeneLink and GeneWize continue to develop new products with its Research and Development Team, and anticipate additional announcements in 2009.  Mr. Taylor adds: “GeneWize has made exceptional progress for a company that launched only last August.  We have now added additional expansion capability to continue that process.  For such a young company, GeneWize is already announcing new product extensions and programs, and our first National Leadership Recognition Event will be held in August 2009 in Orlando to celebrate the successes of our large and growing 15,000 plus member Affiliate/Customer channel. The nutritional supplement and wellness markets are among a very small handful of business sectors that are actually growing in this current economy.  The focus on out of control healthcare costs is now turning the tide towards what we can all do to improve our chance of long-term healthy aging.  In the U.S., we spend over $7000 per year per person on healthcare — a number that is not affordable — and it is rising. The only answer is to shift the emphasis to staying healthy. GeneWize is leading the drive towards genetically guided healthy aging. Research tells us that if we give our body what it needs, it can do a much better job of keeping itself functioning properly and with the fewest problems, therefore lower healthcare costs.  We anticipate and look forward to continued growth as we expand our products, our market penetration, and our geography in this new frontier of genetically-guided wellness.”
About GeneLink, Inc:
GeneLink is a leading biosciences company specializing in consumer genomics. GeneLink’s patented and patent pending technologies include proprietary genetic assessments linked to personalized health, beauty and wellness applications. Its DNA assessments provide information that enables the customization of nutritional products, skincare products and health maintenance regimens designed to fulfill individual consumer needs. For more information visit www.genelinkbio.com
About GeneWize Life Sciences, Inc:
GeneWize is the first direct selling industry company to focus exclusively on providing individually customized nutritional and skin care formulations based on a consumer’s personal genetic assessment. The company’s mission is to empower individuals to take personal responsibility and control of their health.
Its LifeMap Nutrition System™, Healthy Aging Assessment™ and LifeMap Skin Care System™ offer a revolutionary new scientific approach to delivering formulations that truly address individual needs. GeneWize is committed to innovating and manufacturing the highest quality, scientifically proven health, beauty and wellness products. For more information on GeneWize, please visit: www.genewize.com
This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GNLK disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink/GeneWize Contact:	GeneLink Investor Relations Contact:
Monte Taylor, CEO	Ken Levine
317 Wekiva Springs Rd. Suite 200,	Tel: 407-772-7164
Longwood, FL. 32779	Email: IR@genelinkbio.com
Tel: 800-558-4363
Email: mtaylor@genelinkbio.com
www.genewize.com